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                                                          Exhibit 99.26(h)(2)(b)

                       SECURIAN LIFE / JANUS CAPITAL GROUP
                  RULE 22c-2 SHAREHOLDER INFORMATION AGREEMENT

This Rule 22c-2 Shareholder Information Agreement ("Agreement") is entered into as of March 20, 2007, with an effective date of April 16, 2007, between Janus Capital Management, LLC, Janus Services LLC, Janus Distributors LLC, and Janus Aspen Series (collectively "Janus") and Securian Life Insurance Company ("Securian Life").

     WHEREAS, Janus serves as principal underwriter and/or transfer agent of each mutual fund listed in the Current Agreements as defined below between the parties (each a "Fund" and collectively, the "Funds"); and

     WHEREAS, Securian Life has established one or more separate accounts ("Account" or "Accounts"), which may also be composed of several Sub-Accounts, through which Securian Life offers certain group and individual variable life or annuity contracts ("Contract" or "Contracts") that make available as investment options one or more of such Sub-Accounts which, in turn, invest in shares of one or more of the Fund's portfolios ("Portfolios"); and

     WHEREAS, in accordance with the terms of a Contract, the owner of the Contract may allocate and reallocate Contract values among Sub-Accounts and Portfolios from time to time; and

     WHEREAS, Securian Life and its Accounts have been identified by the Fund as a "financial intermediary" by the Fund; and

     WHEREAS, Janus desires on behalf of each Fund to enter into this Agreement with Intermediary in order for each Fund to comply with its obligations under Rule 22c-2 under the Investment Company Act of 1940;

     NOW, THEREFORE, in consideration of the promises and the mutual covenants contained herein, Janus and Securian Life agree as follows:

     1.   AGREEMENT TO PROVIDE INFORMATION.

     Securian Life agrees to provide Janus or its designee, upon written request, certain information to include the following:

     - The taxpayer identification number ("TIN"), the individual/international taxpayer identification number ("ITIN"), or other government-issued identifier ("GII"), if known, of any or all Shareholder(s) of an account or accounts maintained by Securian Life during the period covered by the request; and

     - The amount, date, name or other identifier of any investment professional(s) or financial adviser associated with the Shareholder(s) or account(s) (if known); and

     - Transaction type (purchase, redemption, transfer, or exchange) of every purchase, redemption, transfer or exchange of Shares held through the account or accounts.

     - Unless otherwise requested by Janus, this section shall be read to require Securian Life to provide only that information relating to Shareholder-Initiated Transfer Purchases or Shareholder-Initiated Transfer Redemptions.


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     -    If Janus wishes to request Securian Life to provide information in addition to that recited in this Section 1, it shall provide Securian Life with the details of that additionally requested information together with a suggested format for Securian Life's response.

     - Requests from Janus to Securian Life should include the Fund name and identification number, Securian Life's Fund Account number and method of response, and the address to which Securian Life must respond with the requested information.

     2.   PERIOD COVERED BY REQUEST.

     Requests must set forth a specific period, not to exceed ninety (90) days from the date of the request, for which transaction information is sought. Janus or its designee may request transaction information older than ninety (90) days from the date of the request as Janus or its designee deems necessary to investigate compliance with policies established by the Fund for the purpose of eliminating or reducing any dilution of the value of the outstanding shares issued by the Fund.

     3.   FORM AND TIMING OF RESPONSE.

     (a) Intermediary agrees to provide the requested information specified in
Section 1 to Janus or its designee promptly, but in any event not later than ten
(10) business days, after receipt of a request. If requested by Janus or its designee, Securian Life agrees to use best efforts (i) to determine promptly whether any specific person about whom it has received the identification and transaction information specified in Section 1 is itself an Intermediary ("indirect intermediary") and (ii) upon further request of the Fund or its designee, either (A) to provide (or arrange to have provided) the information set forth in Section 1 for those Shareholders who hold an account with an indirect intermediary or (B) torestrict or prohibit the indirect intermediary from purchasing, in nominee name on behalf of other persons, securities issued by the Fund. Intermediary additionally agrees to inform the Fund or its designee whether it plans to perform (i) or (ii).

     (b) Responses required by this Section 3 must be communicated in writing and in a format mutually agreed upon by the parties.

     (c) To the extent practicable, the format for any transaction information provided to the Fund or its designee should be consistent with the NSCC Standardized Data Reporting Format, provided, however, that Janus shall not require the Securian Life to report to Janus using the NSCC Standardized Data Reporting Service.

     4.   LIMITATIONS ON USE OF INFORMATION.

     Janus agrees not to use the information received for marketing or any other similar purpose without the prior written consent of the Securian Life.

     5.   AGREEMENTS TO RESTRICT TRADING.

     (a) Securian Life agrees to execute written instructions from Janus or its designee to restrict or prohibit further purchases or exchanges of Shares by a Shareholder that has been identified by Janus as having engaged in transactions of the Fund's Shares (directly or indirectly through Securian Life's account) that violate policies established by the Fund for the purpose of eliminating or reducing any dilution of the value of the outstanding Shares issued by Janus. Unless otherwise directed by the Janus,


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any such restrictions or prohibitions shall only apply to Shareholder-Initiated
Transfer Purchases or Shareholder-Initiated Transfer Redemptions that are effected directly or indirectly through Securian Life. Instructions must be received by Securian Life at the following address, or such other address that Securian Life may communicate to Fund in writing from time to time, including, if applicable, an e-mail and/or facsimile telephone number:

     Securian Life Insurance Company
     400 Robert Street North
     St. Paul, Minnesota 55101-2098
     Attention: Christina Moore
     Phone: 651-665-4715
     E-mail: christina.moore@securian.com

     (b) FORM OF INSTRUCTION. Instructions to restrict or prohibit trading must include the TIN, ITIN or GII, if known, and the specific restrictions(s) to be executed. If the TIN, ITIN or GII is not known, the instructions must include an equivalent identifying number of the Shareholder(s) or account(s) or other agreed upon information to which the instruction relates.

     (c) TIMING OF RESPONSE. Securian Life agrees to execute instructions as soon as reasonably practicable, but not later than ten (10) business days after receipt of the instructions by Janus or its designee.

     (d) CONFIRMATION BY INTERMEDIARY. Securian Life must provide written confirmation to Janus that instructions have been executed. Securian Life agrees to provide confirmation as soon as reasonably practicable, but not later than ten (10) business days after the instructions have been executed.

     6.   APPLICABILITY TO AFFILIATES.

     The Intermediary acknowledges and agrees that the Intermediary has identified and/or will identify to Janus all persons affiliated with the Intermediary and known to the Intermediary who meet the definition of "Intermediary" as set forth in Section 7 of this Agreement. In the event that any such person is not so identified, such person shall be deemed to be subject to the terms and conditions of this Agreement until such person has entered into a separate agreement with the Janus.

     7.   DEFINITIONS.

          i. The term "Intermediary" means a "financial intermediary" as defined in SEC Rule 22c-2 and shall include an "Account."

          ii. The term "Shares" means the interests of Shareholders corresponding to the redeemable securities of record issued by Janus under the Investment Company Act of 1940 that are held by the Intermediary.

          iii. The term "Shareholder" means the beneficial owner of Shares, whether the Shares are held directly or by the Intermediary in nominee name. The term "Shareholder" also means the holder of interests in a variable annuity or variable life insurance contract issued by the Securian Life.

          iv. The term "Shareholder-Initiated Transfer Purchase" means a transaction that is initiated or directed by a Shareholder that results in a transfer of assets within a Contract to a Portfolio, but does not include transactions that are executed: (i)


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               automatically pursuant to a contractual or systematic program or enrollment such as transfer of assets within a Contract to a Portfolio as a result of "dollar cost averaging" programs, insurance company approved asset allocation programs, or automatic rebalancing programs; (ii) pursuant to a Contract death benefit; (iii) one-time step-up in Contract value pursuant to a Contract death benefit; or (iv) allocation of assets to a Portfolio through a Contract as a result of payments such as loan repayments, scheduled contributions, retirement plan salary reduction contributions, or planned premium payments to the Contract.

          v. The term "Shareholder-Initiated Transfer Redemption" means a transaction that is initiated or directed by a Shareholder that results in a transfer of assets within a Contract out of a Portfolio, but does not include transactions that are executed:
               (i) automatically pursuant to a contractual or systematic program or enrollments such as transfers of assets within a Contract out of a Portfolio as a result of annuity payouts, loans, systematic withdrawal programs, asset allocation programs and automatic rebalancing programs; (ii) as a result of any deduction of charges or fees under a Contract; (iii) within a Contract out of a Portfolio as a result of scheduled withdrawals or surrenders from a Contract; or (iv) as a result of payment of a death benefit from a Contract.

          vi. The term "written" includes electronic writings and facsimile transmissions.

     8.   AMENDMENTS.

     Janus may unilaterally modify this Agreement at any time by thirty (30) day's advance written notice to the Securian Life to comport with the requirements of applicable law, any amendments to Rule 22c-2 and any interpretations by the staff of the Securities and Exchange Commission. The first order placed by Securian Life subsequent to the effective date of such notice shall be deemed acceptance by Securian Life of the modification described in such notice.

     9.   CONSTRUCTION AND COOPERATION.

     The parties have entered into one or more Fund Participation Agreements and/or Distribution and Shareholder servicing and/or similar types of agreements between or among them for the purchase and redemption of shares of the Fund by the Accounts in connection with the Contracts (referred to herein as "Current Agreements"). This Agreement supplements those Current Agreements. To the extent the terms of this Agreement conflict with the terms of a Current Agreement, the terms of this Agreement shall control.

     10.  TERMINATION.

     This Agreement will terminate upon the termination of the Current
Agreements.

     11.  THIRD-PARTY BENEFICIARIES.

     As required by Rule 22c-2, Janus is entering into this agreement on behalf of the following Funds: Janus Investment Fund, Janus Adviser Series, And Janus Aspen Series. Each Fund shall have the right to enforce all terms and provisions of this Agreement against any and all parties hereto and or otherwise involved in the activities contemplated herein.


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     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers designated as of the day and year first written above.

JANUS CAPITAL MANAGEMENT LLC


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Authorized Signature                Date

Name:
      ------------------------------------
Title:
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JANUS DISTRIBUTORS LLC


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Authorized Signature                Date

Name:
      ------------------------------------
Title:
       -----------------------------------


JANUS SERVICES LLC


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Authorized Signature                Date

Name:
      ------------------------------------
Title:
       -----------------------------------


JANUS ASPEN SERIES


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Authorized Signature                Date

Name:
      ------------------------------------
Title:
       -----------------------------------


SECURIAN LIFE INSURANCE COMPANY


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Authorized Signature                Date

Name: Bruce P. Shay
Title: Senior Vice President


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